ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("**Agreement**") is dated effective October 8, 2018 among Stem Holdings Oregon, Inc., an Oregon corporation ("**Buyer**"), Stem Holdings, Inc., a Nevada corporation ("**Stem**"), Yerba Oregon, LLC, an Oregon limited liability company d/b/a Yerba Buena ("**Seller**"), and Preston Clarence Greene, Glenn R. McClish, Michael McClish, and Larry Heitman (collectively, "**Seller's Members**").

SECTION 1 DEFINITIONS

Unless defined elsewhere in this Agreement, capitalized terms used in this Agreement will have the meanings ascribed to them in the attached Appendix A.

SECTION 2 ASSETS AND LIABILITIES

2.1 **Assets**. At the Closing, and except for the Excluded Assets, Seller will sell, assign, transfer, convey, and deliver to Buyer, and Buyer will buy from Seller, all of Seller's assets of every kind and nature, whether tangible or intangible, wherever located, including but not limited to:

(a) Seller's tangible personal property assets, including but not limited to furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, and telephones;

(b) Seller's inventories, including but not limited to finished goods, work-in-process, raw materials, packaging, supplies, and parts;

(c) Seller's trademarks, copyrights, trade secrets, software, and other intellectual property assets, including but not limited to the intellectual property assets listed on Schedule 4.12;

(d) subject to Section 3.5, Seller's rights to prepaid expenses, deposits, refunds, and offsets, to the extent related to any other Assets;

(e) Seller's rights under any and all Contracts to which Seller is a party;

(f) to the extent assignable and transferable, and except for the OLCC License, Seller's licenses, permits, registrations, and other governmental authorizations, including but not limited to the governmental authorizations listed on Schedule 4.22, together with all applications for governmental authorizations;

(g) Seller's data and records containing information related to Seller or its business, including but not limited to all books of account and records, business models, customer and supplier lists, marketing plans, financial and technical information, trade secrets, know-how, ideas, designs, drawings, specifications, techniques, programs, systems, processes, and computer software;

(h) Seller's goodwill, tradenames, Internet domain names, telephone numbers, e-mail addresses, and other similar items, together with associated listings and registrations; and

(i) all rights, claims, actions, proceedings, damages, liabilities, and expenses of every kind that Seller may have against or be able to recover from any person, whether known or unknown, including but not limited to all insurance benefits, rights, and proceeds.

2.2 Excluded Assets. Seller will not sell the following assets to Buyer:

(a) Seller's cash, cash equivalents, and bank accounts;

(b) insurance policies of Seller and all rights to applicable claims and proceeds thereunder;

(c) all tax assets (including tax refunds and prepayments);

(d) all rights to any action, suit, or claim set forth on Schedule 2.2(c);

(e) Seller's minute books, stock records, organizational documents, tax returns, and records having to do with the organization of Seller;

(f) Seller's personnel and other records that Seller is required by law to retain;

(g) Seller's rights under any Employee Plan, together with the assets of any Employee Plan; and

(h) Seller's rights under the Transaction Documents.

2.3 Assumed Liabilities. At the Closing, Buyer will assume the following liabilities and obligations of Seller:

(a) Seller's liabilities and obligations to customers incurred in the ordinary course of Seller's business for the delivery of orders that are outstanding and not delinquent as of the Closing Date;

(b) Seller's liabilities and obligations, measured as of the Closing, to pay accrued balances of paid time off for employees of Seller who are hired by Buyer at the Closing to the extent such employees and accrued balances are set forth on Schedule 4.25; *provided however*, that the assumption will occur by Buyer crediting such employees with all such accrued balances in accordance with ORS 652.140(6)(a); and

(c) Seller's liabilities and obligations under the contracts included in the Assets, but not including Seller's liabilities and obligations arising out of or resulting from:

(1) Seller's breach of a Contract if the Contract or the breach should have been – but was not – listed on Schedule 4.18;

(2) a Contract included in the Assets to which Seller became a party in breach of Section 7.2(a); or

(3) any employment, severance, or termination agreement with any current or former employee of Seller arising before the Closing.

2.4 Excluded Liabilities. Except for the Assumed Liabilities, Buyer will not assume any of Seller's liabilities and obligations of any kind to any person, whether known or unknown, including but not limited to:

(a) Seller's trade account payables;

(b) Seller's liabilities and obligations arising out of or resulting from the ownership of the Assets before the Closing;

(c) Seller's liabilities and obligations for taxes;

(d) Seller's liabilities and obligations arising out of or resulting from any failure by Seller to comply with any applicable Law;

(e) Seller's liabilities and obligations arising out of or resulting from any legal proceeding;

(f) Seller's liabilities and obligations to any employee of Seller arising out of or resulting from the employee's service as an employee of Seller through the close of business on the Closing Date, whether the employee is hired by Buyer;

(g) Seller's liabilities and obligations under any Employee Plan;

(h) Seller's liabilities and obligations to any current or former shareholder, director, or officer of Seller or of any affiliate of Seller;

(i) Seller's liabilities and obligations under the Transaction Documents; and

(j) Seller's liabilities and obligations arising out of or resulting from any act or omission of Seller after the Closing.

SECTION 3 PURCHASE PRICE

3.1 Purchase Price. Subject to Section 3.3, the purchase price for the Assets is:

(a) an amount equal to the greater of:

(1) $1,930,581.00;[1] and

(2) the 2018 Actual EBITDA Multiple;

plus

(b) an amount equal to the greater of:

(1) $2,682,431.25;[2] and

(2) subject to Section 3.3, the 2019 Actual EBITDA Multiple.

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[1] This amount represents the 2018 EBITDA target ($429,018) *multiplied by* the 2018 EBITDA multiple (5.0) *multiplied by* the 2018 EBITDA advance percentage (90%).

[2] This amount represents the 2019 EBITDA target ($1,430,630) *multiplied by* the 2019 EBITDA multiple (2.5) *multiplied by* the 2019 EBITDA advance percentage (75%).

3.2 Payment. Subject to Section 3.3, the purchase price for the Assets will be paid as follows:

(a) at the Closing:

(1) Buyer will pay Seller $350,000 in immediately available funds;

(2) Buyer will deliver to Seller a Nonnegotiable Promissory Note in the principal amount of $400,000, in the form attached as Exhibit A; and

(3) Stem will issue to Seller shares of Stem having an aggregate value equal to $1,580,581,[3] where each share will be deemed to have a value equal to the lesser of: (A) 85% of the average closing price of Stem's publicly-traded shares for the 30 trading days before the Closing Date; and (B) $2.40;

(b) within 30 days after the final determination of the 2018 Actual EBITDA under Section 3.4, Stem will issue to Seller shares of Stem having an aggregate value equal to the 2018 EBITDA True-Up Amount, where each share will be deemed to have a value equal to the average closing price of Stem's publicly-traded shares for the 30 trading days before the date of such final determination of the 2018 Actual EBITDA;

(c) on June 30, 2019, Stem will issue to Seller shares of Stem having an aggregate value equal to $2,282,431.25,[4] where each share will be deemed to have a value equal to the average closing price of Stem's publicly-traded shares for the 30 trading days before June 30, 2019; and

(d) subject to Section 3.3, within 30 days after the final determination of the 2019 Actual EBITDA under Section 3.4, Stem will issue to Seller shares of Stem having an aggregate value equal to the 2019 EBITDA True-Up Amount, where each share will be deemed to have a value equal to the average closing price of Stem's publicly-traded shares for the 30 trading days before the date of such final determination of the 2019 Actual EBITDA.

3.3 Managing Member Employment Event. If an Employment Event occurs to the Managing Member on or before December 31, 2019, then:

(a) for purposes of Section 3.1(b)(2), the 2019 Actual EBITDA Multiple will be deemed to be reduced by $325,000; and

(b) for purposes of Section 3.2(d), the 2019 EBITDA True-Up Amount will be deemed to be reduced by $325,000.

3.4 Determination of EBTIDA.

(a) Within 60 days after the end of each EBITDA Period, Buyer will deliver to Seller and Seller's Members Buyer's calculation of the EBITDA during the EBITDA Period, together with a copy of Buyer's financial statements as at the last day of the EBITDA Period, including Buyer's general ledger covering the EBITDA Period. The financial statements will:

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[3] This amount represents the 2018 EBITDA advance ($1,930,581) *minus* $350,000.

[4] This amount represents the 2019 EBITDA advance ($2,682,431.25) *minus* $400,000.

(1) fairly present Buyer's financial condition (and, to the extent applicable, Seller's financial condition) during the EBITDA Period;

(2) will be prepared in accordance with generally accepted accounting principles;

(3) will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the financial statements; and

(4) will be prepared in accordance with the books and records of Buyer (and, to the extent applicable, Seller).

(b) If Seller fails to object in writing to Buyer's calculation of the EBITDA within 30 days after the delivery of Buyer's calculation and the applicable financial statements, Buyer's calculation of the EBITDA will be binding on the parties.

(c) If Seller objects in writing to Buyer's calculation of the EBITDA within 30 days after the delivery of Buyer's calculation and the applicable financial statements, and if the parties are unable to agree on the EBITDA within 30 days after the delivery of Seller's objection:

(1) the parties will submit the issues remaining in dispute to an independent public accountant;

(2) each of Seller and Buyer will furnish the independent accountant with any documents and information that the independent accountant may request;

(3) each of Seller and Buyer may present to the independent accountant any additional documents and information relating to the disputed issues;

(4) the independent accountant's resolution of the disputed issue will be binding on the parties and used to determine the EBITDA; and

(5) each of (A) Seller and (B) Buyer and Stem will pay 50% of the independent accountant's fees, costs, and expenses.

3.5 **Prorated Expenses**. Any utilities, rents, real and personal property taxes, wages, and other similar expenses with respect to the Assets or the Assumed Liabilities will be prorated between Seller and Buyer as of the Closing Date. The proration will be made at the Closing to the extent possible. The proration of any remaining expenses will be made as soon as practicable after the Closing Date.

3.6 **Allocation.** The purchase price for the Assets will be allocated as set forth on Schedule 3.6. After the Closing, the parties will use the allocations set forth on Schedule 3.6 on each applicable tax return and report filed with a taxing authority. Each of Seller and Buyer will comply with Section 1060 of the Code and, if applicable, use commercially reasonable efforts to file a consistent Internal Revenue Service Form 8594.

SECTION 4 REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer and Stem as follows:

4.1 Organization. Seller is a limited liability company duly organized and validly existing under the laws of the State of Oregon. Seller is authorized to transact business as a foreign limited liability company in each State in which Seller is required to do so.

4.2 Authority. Seller has full power and authority to sign and deliver the Transaction Documents and to perform all of their obligations under the Transaction Documents. Seller has full corporate power and authority to conduct Seller's business as it is now being conducted, to own and use the Assets, and to perform all of Seller's obligations under all Contracts included in the Assets.

4.3 Binding Obligation. This Agreement is the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity. Upon signing and delivery, the other Transaction Documents will be the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

4.4 No Conflicts. Except as otherwise provided on Schedule 4.4, the signing and delivery of the Transaction Documents by Seller and the performance by Seller of all of its obligations under the Transaction Documents will not:

(a) conflict with Seller's articles of organization or operating agreement;

(b) conflict with or result in a violation or breach of any Law or Governmental Order applicable to Seller or the Assets;

(c) require the consent, approval, or other action by any person under, conflict with, result in a violation or breach of, constitute a default under, result in the termination, modification, or cancellation of, or create in any person the right to accelerate, terminate, modify, or cancel, any Contract to which Seller is a party;

(d) require the consent, approval, or other action by any Governmental Authority under, conflict with, result in a violation or breach of, constitute a default under, result in the termination, modification, or cancellation of, or create in any Governmental Authority the right to accelerate, terminate, modify, or cancel, any License held by Seller; or

(e) result in the creation or imposition of any Encumbrance other than a Permitted Closing Encumbrance on the Assets.

4.5 Capitalization. Seller's Members are the only members of Seller. Except as otherwise provided on Schedule 4.5, neither Seller nor any Seller's Member is a party to any Contract that requires or may require Seller or any Seller's Member to issue, sell, or buy any membership interest of Seller.

4.6 Financial Statements.

(a) Attached to Schedule 4.6 are complete and accurate copies of:

(1) the balance sheets of Seller as of December 31, 2016 and December 31, 2017 and the related statements of income and cash flow for the years then ended; and

(2) the balance sheet of Seller as of July 31, 2018 and the related statement of income and cash flow for the seven-month period then ended.

(b) Except as otherwise provided on Schedule 4.6, the financial statements attached to Schedule 4.6:

(1) fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flow of Seller as at the dates and as of the periods specified;

(2) were prepared in accordance with GAAP;

(3) reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the financial statements; and

(4) were prepared in accordance with the books of account and records of Seller.

4.7 **Books and Records**. Except as otherwise provided on Schedule 4.7, the books of account and records of Seller:

(a) are complete and accurate in all material respects;

(b) represent actual, bona fide transactions; and

(c) have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal accounting controls.

4.8 **Real Property**. Seller does not own any real property.

4.9 **Condition and Sufficiency of Assets**. Except as otherwise provided on Schedule 4.9:

(a) each tangible personal property Asset with a value over $2,500 is in good repair and operating condition, reasonable wear and tear excepted;

(b) each tangible personal property Asset is located on the OLCC-Licensed Premises; and

(c) the Assets constitute all of the assets necessary to conduct Seller's business as it is now being conducted.

4.10 **Inventories**. Except as otherwise provided on Schedule 4.10, Seller's inventories – other than items that are obsolete or of below-standard quality, all of which have been written off or written down to fair market value on the Most Recent Balance Sheet – are of a quality usable and, with respect to finished goods, saleable in the ordinary course of Seller's business.

4.11 **Accounts Receivable**. Schedule 4.11 contains a complete list of Seller's accounts receivable as of July 31, 2018, including the aging of each account receivable. Except as otherwise provided on Schedule 4.11:

(a) each account receivable that is reflected on the Most Recent Balance Sheet represents a valid obligation arising from sales actually made or services actually performed by Seller; and

(b) no account receivable reflected on the Most Recent Balance Sheet is subject to any setoff by the applicable account debtor.

4.12 Intellectual Property.

(a) Schedule 4.12 contains a complete list of:

(1) each Intellectual Property Registration;

(2) each unregistered trademark and tradename that Seller has used since January 1, 2016; and

(3) each Internet domain name that Seller has used or registered since January 1, 2016.

(b) Except as otherwise provided on Schedule 4.12:

(1) Seller has not infringed the patent, trademark, copyright, or tradename rights of any person;

(2) Seller has not misappropriated, misused, or improperly disclosed the trade secrets or confidential or proprietary information of any person;

(3) neither Seller nor any Seller's Member has received any notice from any person regarding any actual or alleged infringement by Seller of any patent, trademark, copyright, or tradename rights of any person;

(4) neither Seller nor any Seller's Member has received any notice from any person regarding any actual or alleged misappropriation, misuse, or improper disclosure of the trade secrets or confidential or proprietary information of any person;

(5) to Seller's Knowledge, no patent, trademark, copyright, tradename, or Internet domain name that is owned or used by any person infringes the patent, trademark, copyright, or tradename rights of Seller; and

(6) to Seller's Knowledge, no trade secret or confidential or proprietary information of Seller has been appropriated, used, or disclosed for the benefit of any other person or to the detriment of Seller.

(c) Except as otherwise provided on Schedule 4.12:

(1) Seller has entered into a written Contract with each current and former employee and independent contractor of Seller who is or was involved in, or who contributed to, the invention, creation, or development of any intellectual property assets of Seller during the course of the employee's employment with Seller or the independent contractor's engagement with Seller (as applicable), pursuant to which the employee or independent contractor assigned any and all rights that the employee or independent contractor had in such intellectual property assets to Seller; and

(2) Seller has taken all reasonable and necessary steps to maintain and enforce Seller's intellectual property assets and to preserve the confidentiality of Seller's

trade secrets, including by requiring all persons having access to such trade secrets to execute written nondisclosure agreements.

4.13 **Title to Assets**. Except as otherwise provided on Schedule 4.13, Seller has good title to the Assets, free and clear from all Encumbrances. Immediately before the Closing, Seller will have good and valid title to the Assets, free and clear from all Encumbrances other than Permitted Closing Encumbrances.

4.14 **Taxes**. Schedule 4.14 contains a complete list of – and Seller has delivered to Buyer a complete and accurate copy of – each tax return and report filed by Seller for any tax period ending on or after January 1, 2016. Except as otherwise provided on Schedule 4.14:

(a) Seller has filed on a timely basis all tax returns and reports required to be filed by applicable Laws;

(b) all of Seller's filed tax returns and reports are complete and accurate in all respects;

(c) Seller has paid – or made provision for the payment of – all taxes that have become due for all periods;

(d) Seller has withheld and paid each tax required to have been withheld and paid on connection with amounts paid or owing to an employee, independent contractor, creditor, or member of Seller, and has complied with all information reporting and backup withholding provisions of applicable Law;

(e) no taxing authority has asserted – or informed Seller or any Seller's Member that it intends to assert – any deficiency in the payment of any taxes by Seller;

(f) Seller is not the beneficiary of any extension of time within which to file a tax return;

(g) no filed tax return of Seller has been or is currently being audited;

(h) Seller has not been given or been requested to give a waiver or an extension of any statute of limitations relating to the payment of any taxes;

(i) Seller is not a party to any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar tax agreement that may require Seller to make any payment of any kind;

(j) Seller has not been and is not a member of an "affiliated group" under Section 1504(a) of the Code; and

(k) Seller has no liability for any taxes of any other person.

4.15 **No Undisclosed Liabilities**. Except as otherwise provided on Schedule 4.15, Seller has no liabilities of any kind, whether known or unknown, fixed or contingent, disputed or undisputed, matured or unmatured, liquidated or unliquidated, or secured or unsecured, except for:

(a) liabilities reflected or reserved against on the Most Recent Balance Sheet; and

(b) liabilities incurred in the ordinary course of Seller's business since the date of the Most Recent Balance Sheet.

4.16 No Material Adverse Effect. Since the date of the Most Recent Balance Sheet, there has not been any event, occurrence, or development that has had, or that could reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Seller, Seller's business, results of operations, or condition (financial or otherwise), or the value of the Assets.

4.17 No Other Changes. Except as otherwise provided on Schedule 4.17, since the date of the Most Recent Balance Sheet:

(a) Seller has conducted Seller's business only in the ordinary course of Seller's business;

(b) Seller has not materially changed its accounting methods or practices;

(c) Seller has not materially changed its cash management practices and policies, its practices and procedures with respect to the collection of accounts receivable, or its payment of trade account payables;

(d) no material loss or damage has occurred with respect to any Asset with a value over $2,500, whether or not the loss or damage is covered by insurance;

(e) Seller has not sold, leased, transferred, waived any right with respect to, or otherwise disposed of any Asset other than in the ordinary course of Seller's business;

(f) Seller has not increased the salary, bonus payments, benefits, or other compensation of any employee, other than in the ordinary course of Seller's business; and

(g) no Employee Plan has been adopted, amended, or terminated by Seller.

4.18 Contracts.

(a) Schedule 4.18 contains a complete list of – and, if written, Seller has delivered to Buyer a complete and accurate copy of – each of the following Contracts to which Seller is a party:

(1) each Contract involving the payment of more than $2,500 by or to Seller;

(2) each Contract that may not be terminated by Seller upon 30 or fewer days' notice for any or no reason without any additional liability arising out of or resulting from the termination;

(3) each Contract involving the ownership, lease, or use of any real property;

(4) each Contract involving the ownership, license, or use of any patent, trademark, copyright, or trade secret of Seller or any person, except for licenses implied by the sale of a product and perpetual fully-paid licenses for software involving the payment of less than $2,500;

(5) except for Contracts relating to trade receivables in the ordinary course of Seller's business, each Contract relating to any indebtedness of Seller or any

other person, including each guaranty of any other person's indebtedness by Seller;

(6) each Contract with any employee of Seller, any group of employees of Seller, or any agent of any group of employees of Seller;

(7) each Contract with any independent contractor of Seller;

(8) each Contract with a Related Person of any Seller's Member or Key Employee;

(9) each Contract that in any way restricts Seller's ability to engage in any business, compete with any person, or solicit or hire any person to become an employee, independent contractor, or business relation of Seller;

(10) each Contract involving the sharing of profits, losses, costs, or liabilities, including each joint venture, partnership, or similar Contract;

(11) each Contract involving royalty payments or other similar payments that are based on sales, purchases, profits, or other contingencies other than direct payments for products or services;

(12) each power of attorney that Seller has granted to any person; and

(13) any other Contract that is material to Seller's business.

(b) Except as otherwise provided on Schedule 4.18:

(1) Seller has complied with the terms and conditions of each Contract listed on Schedule 4.18;

(2) to Seller's Knowledge, each other person that is a party to a Contract listed on Schedule 4.18 has complied with the terms and conditions of the Contract;

(3) to Seller's Knowledge, no Contract described in Section 4.18(a) has become invalid or unenforceable;

(4) neither Seller nor any Seller's Member has received any notice from any person regarding any actual, alleged, or potential failure by Seller to comply with the terms and conditions of any Contract listed on Schedule 4.18;

(5) each Contract listed on Schedule 4.18 is assignable by Seller to Buyer without the consent, approval, or other action of any person; and

(6) Seller is not renegotiating the terms and conditions of any Contract listed on Schedule 4.18 with any person.

4.19 Insurance.

(a) Schedule 4.19 contains a complete list of – and Seller has delivered to Buyer a complete and accurate copy of – each insurance policy that has provided coverage to Seller since January 1, 2016.

(b) Except as otherwise provided on Schedule 4.19:

(1) no claims have been made by Seller under any insurance policy that has provided coverage to Seller since January 1, 2016;

(2) the insurance policies that provide coverage to Seller are sufficient to comply with all contracts to which Seller is a party, all applicable Laws, and all of Seller's Licenses;

(3) Seller has complied with the terms and conditions of each insurance policy listed on Schedule 4.19, including the payment of all premiums; and

(4) neither Seller nor any Seller's Member has received any written notice from any person regarding any cancellation of, lapse in coverage of, alteration of under, or premium increase with respect to, any insurance policy listed on Schedule 4.19.

4.20 Compliance With Laws. Except as otherwise provided on Schedule 4.20, since January 1, 2016:

(a) Seller has complied with all applicable Laws; and

(b) Seller has received not any notice from any Governmental Authority or other person regarding any actual, alleged, or potential failure by Seller to comply with any Law.

4.21 OLCC License. Except as otherwise provided on Schedule 4.21:

(a) Seller has been issued and holds the OLCC License;

(b) the OLCC License has not lapsed or been suspended, cancelled, or revoked;

(c) all fees and charges with respect to the OLCC License have been paid in full;

(d) Seller has complied with all applicable Oregon Marijuana Laws;

(e) the OLCC has not imposed any civil penalty on Seller;

(f) neither Seller nor any Seller's Member has received any notice from the OLCC regarding:

(1) any actual, alleged, or potential suspension, cancellation, or revocation of the OLCC License;

(2) any actual, alleged, or potential failure by Seller to comply with any Oregon Marijuana Laws; or

(3) any actual or potential imposition of any civil penalty by the OLCC on Seller;

(g) to Seller's Knowledge, no event has occurred or circumstances exist that will likely result in:

(1) a suspension, cancellation, or revocation of the OLCC License;

(2) a failure by Seller to comply with any Oregon Marijuana Laws; or

(3) the imposition of any civil penalty by the OLCC on Seller;

(h) each person who has a "financial interest" (as defined in OAR Chapter 845, Division 5) in Seller's business has been properly and timely disclosed to the OLCC;

(i) each person who is an "applicant' (as defined in OAR Chapter 845, Division 5) has been properly and timely disclosed as such to the OLCC;

(j) each shareholder, director, employee, and independent contractor of Seller who is required to hold a marijuana worker permit under the Oregon Marijuana Laws holds a valid marijuana worker permit that is in full force and effect;

(k) the OLCC License is the only marijuana-specific license that Seller is required to hold to conduct Seller's business as it is now being conducted; and

(l) Seller does not produce marijuana at any location other than the OLCC-Licensed Premises or in any manner that is not subject to the OLCC License.

4.22 Other Licenses. Schedule 4.22 contains a complete list of each License issued to Seller other than the OLCC License, together with the name of License, the name of the issuing Governmental Authority, the date of issuance, and the expiration date. Except for the OLCC License, and except as otherwise provided on Schedule 4.22:

(a) the Licenses listed on Schedule 4.22 constitute all of the Licenses that Seller is required to hold to conduct Seller's business as it is now being conducted;

(b) such Licenses are valid and in full force and effect;

(c) all fees and charges with respect to such Licenses have been paid in full;

(d) Seller has complied with the terms and conditions of each such License;

(e) neither Seller nor any Seller's Member has received any notice from any Governmental Authority or any other person regarding any actual, alleged, or potential suspension, cancellation, or revocation of any such License; and

(f) each such License is assignable by Seller to Buyer without the consent, approval, or other action of any Governmental Authority or any other person.

4.23 Legal Proceedings. Except as otherwise provided on Schedule 4.23:

(a) there are no Actions pending or, to Seller's Knowledge, threatened against Seller; and

(b) to Seller's Knowledge, no event has occurred or circumstances exist that will likely result in any Action against Seller.

4.24 Governmental Orders. Except as otherwise provided on Schedule 4.24, there are no outstanding Governmental Orders against Seller.

4.25 Employees.

(a) Schedule 4.25 contains a complete list of:

(1) each employee of Seller, including the following information for each employee:

(A) name;

(B) job title;

(C) date of hiring;

(D) current compensation, including base salary and bonuses;

(E) any change in compensation since January 1, 2018;

(F) unused paid time off; and

(G) service credited for purposes of vesting and eligibility to participate in each applicable Employee Plan;

(2) each employee of Seller whose hours of work have been reduced by more than 50% since January 1, 2018; and

(3) each former employee of Seller whose employment relationship with Seller terminated since January 1, 2018.

(b) Except as otherwise provided on Schedule 4.25, since January 1, 2016, all compensation, including wages, commissions, bonuses, fees, and other compensation, payable to all employees and independent contractors of Seller has been paid in full when due.

(c) Seller is not, and has never been, a party to any collective bargaining agreement or other Contract with a union, works council, labor organization, or any group of employees. No application or petition for an election or certification of a collective bargaining agent of any group of employees of Seller is pending.

(d) Except as otherwise provided on Schedule 4.25, since January 1, 2016:

(1) all employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws have been properly classified;

(2) all individuals characterized and treated by Seller as independent contractors have been properly treated as independent contractors under all applicable Laws; and

(3) Seller has complied with all immigration laws, including Form I-9 requirements.

4.26 Employee Benefits.

(a) Schedule 4.26 contains a complete list of each Employee Plan. Seller has delivered to Buyer complete and accurate copies of each Employee Plan that has been reduced to writing, including all amendments. With respect to each Employee Plan that has not

been reduced to writing, Seller has delivered to Buyer a written summary of all of the material terms of the Employee Plan.

(b) Except as otherwise provided on Schedule 4.26:

(1) no Employee Plan is intended to be "qualified" within the meaning of Section 401(a) of the Code;

(2) no Employee Plan is a "defined benefit plan" under Section 414(j) of the Code;

(3) no Employee Plan is a "multiemployer plan" under Section 3(37) of ERISA; and

(4) no Employee Plan is subject to Title IV of ERISA; and

(5) Seller does not have any ERISA Affiliates.

(c) Except as otherwise provided on Schedule 4.26:

(1) Seller has complied with all applicable Laws relating to each Employee Plan; and

(2) all contributions that have become due under the terms and conditions of each Employee Plan have been paid;

(3) all taxes and insurance premiums that have become due as a result of or in connection with any Employee Plan have been paid;

(4) neither Seller nor any Seller's Member has received any notice from any Governmental Authority or other person regarding any actual, alleged, or potential failure by Seller to comply with any Law relating to any Employee Plan;

(5) there are no Actions pending or, to Seller's Knowledge, threatened against Seller relating to any Employee Plan;

(6) to Seller's Knowledge, no event has occurred or circumstances exist that will likely result in any Action against Seller relating to any Employee Plan;

(7) except for health plan continuation coverage under Section 4980B of the Code and Sections 601 through 608 of ERISA, Seller has no and will have no obligations or liabilities under any Employee Plan to any current or former employee of Seller – or to any family member of any current or former employee of Seller – after the termination of the employee's employment relationship with Seller; and

(8) Seller has maintained workers' compensation coverage as required by applicable law through the purchase of insurance, and not by self-insurance or otherwise.

4.27 Environmental. Seller has delivered to Buyer complete copies of all environmental reports, studies, analyses, tests, and site assessments which are in the possession or control of Seller and which relate to any real property that Seller uses or operates. Except as otherwise provided on Schedule 4.27:

(a) Seller has complied with all applicable Environmental Laws;

(b) neither Seller nor any Seller's Member has received any notice from any Governmental Authority or other person regarding any actual, alleged, or potential failure by Seller to comply with any Environmental Law;

(c) Seller holds all of the Environmental Permits that Seller is required to hold to conduct Seller's business as its now being conducted;

(d) Seller has not caused or permitted a Release of any Hazardous Materials in connection with Seller's business;

(e) to Seller's Knowledge, there has been no Release of any Hazardous Materials on any real property currently leased or operated by Seller;

(f) neither Seller nor any Seller's Member has received any notice from any Governmental Authority or other person that any real property currently used or operated by Seller has been contaminated with any Hazardous Materials;

(g) Seller does own or operate any active or abandoned aboveground or underground storage tanks; and

(h) Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of any third party under any Environmental Law.

4.28 **Related Persons**. Except as otherwise provided on Schedule 4.28, no Related Person of any Seller's Member or Key Employee competes with Seller by manufacturing or selling marijuana in the State of Oregon.

4.29 **No Brokers or Finders**. Neither Seller nor any Seller's Member has incurred any liability or obligation – whether contingent or otherwise – for a brokerage commission, a finder's fee, or any other similar payment in connection with the Transaction.

4.30 **Nonforeign Person**. Seller is not a "foreign person" for purposes of Section 1445 of the Internal Revenue Code.

4.31 **Disclosure**. No representation or warranty made by Seller in this Agreement includes any untrue statement or omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

4.32 **Investment**.

(a) Seller understands that the Shares are a speculative investment and involve a high degree of risk of loss of Seller's investment.

(b) Seller understands that Seller may be unable to liquidate Seller's investment in the Shares because the Shares are subject to substantial transfer restrictions and because no public market exists for the Shares.

(c) Seller has the knowledge and experience in financial and business matters necessary to make them capable of evaluating the merits and risks of an investment in the Shares.

(d) Seller acknowledges that Stem files reports with the SEC and that Seller has been provided access to, and has had a reasonable time to review, the publicly-available documents that Stem has filed with the SEC.

(e) Seller has had the opportunity to ask questions and receive answers concerning Buyer and Stem, and the terms and conditions of the issuance of the Shares, and to obtain any additional information deemed necessary by them to evaluate the merits and risks of an investment in the Shares. Seller has obtained all of the information desired in connection with the Shares.

(f) Seller is an "accredited investor" as that term is defined under Rule 501(a) of the Securities Act.

(g) Seller is acquiring the Shares solely for Seller's own account, for investment, and not with a view to or for resale in connection with any distribution of the Shares. Seller has no oral or written agreement or plan to sell, assign, transfer, pledge, or otherwise negotiate or dispose of the Shares. Seller understands that Seller must bear the economic risk of owning the Shares for an indefinite period of time.

(h) Seller understands that the certificates representing the Shares will be imprinted with the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT of 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

SECTION 5 REPRESENTATIONS AND WARRANTIES OF SELLER'S MEMBERS

Seller's Members represent and warrant to Buyer and Stem as follows:

5.1 **Authority**. Seller's Members have full power and authority to sign and deliver the Transaction Documents and to perform all of their obligations under the Transaction Documents.

5.2 **Binding Obligation**. This Agreement is the legal, valid, and binding obligations of Seller's Members, enforceable against Seller's Members in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity. Upon signing and delivery, the other Transaction Documents will be the legal, valid, and binding obligations of Seller's Members (as applicable), enforceable against Seller's Members (as applicable) in accordance with their

terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

5.3 **No Conflicts.** Except as otherwise provided on Schedule 5.3, the signing and delivery of the Transaction Documents by Seller's Members and the performance by Seller's Members of all of their obligations under the Transaction Documents will not:

(a) conflict with or result in a violation or breach of any Law or Governmental Order applicable to any Seller's Member;

(b) require the consent, approval, or other action by any person under, conflict with, result in a violation or breach of, constitute a default under, result in the termination, modification, or cancellation of, or create in any person the right to accelerate, terminate, modify, or cancel, any Contract to which any Seller's Member is a party; or

(c) require the consent, approval, or other action by any Governmental Authority under, conflict with, result in a violation or breach of, constitute a default under, result in the termination, modification, or cancellation of, or create in any Governmental Authority the right to accelerate, terminate, modify, or cancel, any License held by Seller.

5.4 **Capitalization**. Seller's Members are the only members of Seller. Except as otherwise provided on Schedule 5.4, neither Seller nor any Seller's Member is a party to any Contract that requires or may require Seller or any Seller's Member to issue, sell, or buy any membership interest of Seller.

SECTION 6 REPRESENTATIONS AND WARRANTIES OF BUYER AND STEM

Buyer and Stem jointly and severally represent and warrant to Seller as follows:

6.1 **Organization**. Buyer is a corporation duly organized and validly existing under the laws of the State of Oregon. Stem is a corporation duly organized and validly existing under the laws of the State of Nevada.

6.2 **Authority**. Buyer and Stem have full power and authority to sign and deliver the Transaction Documents and to perform all of their obligations under the Transaction Documents.

6.3 **Binding Obligation**. This Agreement is the legal, valid, and binding obligations of Buyer and Stem, enforceable against Buyer and Stem in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity. Upon signing and delivery, the other Transaction Documents will be the legal, valid, and binding obligations of Buyer and Stem (as applicable), enforceable against Buyer and Stem (as applicable) in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

6.4 **No Conflicts**. Except as otherwise provided on Schedule 6.4, the signing and delivery of the Transaction Documents by Buyer and Stem and the performance by Buyer and Stem of all of their obligations under the Transaction Documents will not:

(a) conflict with Buyer's or Stem's articles of incorporation or bylaws;

(b) conflict with or result in a violation or breach of any Law or Governmental Order applicable to Buyer or Stem; or

(c) require the consent, approval, or other action by any person under, conflict with, result in a violation or breach of, constitute a default under, result in the termination, modification, or cancellation of, or create in any person the right to accelerate, terminate, modify, or cancel, any Contract to which Buyer or Stem is a party.

6.5 **Shares.** The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws and liens or encumbrances created by or imposed by Seller. Assuming the accuracy of the representations of Seller in Section 4.32, the Shares will be issued in compliance with all applicable federal and state securities laws.

6.6 **No Liabilities.** Except for Buyer's obligations under the Transaction Documents, Buyer has no liabilities of any kind, whether known or unknown, fixed or contingent, disputed or undisputed, matured or unmatured, liquidated or unliquidated, or secured or unsecured.

6.7 **No Assets.** Except for Buyer's rights under the Transaction Documents, Buyer has no assets other than cash, in a balance at least sufficient to pay the amount described in Section 3.2(a)(1).

6.8 **No Brokers or Finders.** Neither Buyer nor Stem has incurred any liability or obligation – whether contingent or otherwise – for a brokerage commission, a finder's fee, or any other similar payment in connection with the Transaction.

SECTION 7 COVENANTS OF SELLER AND SELLER'S MEMBERS BEFORE CLOSING

Seller and Seller's Members jointly and severally covenant to Buyer and Stem as follows:

7.1 **Buyer's Investigation.** Until the Closing and upon reasonable advance notice from Buyer or Stem, Seller will, during Seller's regular business hours and in a manner that does not unreasonably interfere with the operation of Seller's business:

(a) afford Buyer, Stem, and their respective representatives full and free access to Seller's personnel, properties, Contracts, Licenses, books of account and records, and other data related to the Assets and the Assumed Liabilities;

(b) provide Buyer, Stem, and their respective representatives with copies of all Contracts, Licenses, books of account and records, and other data related to the Assets and the Assumed Liabilities that Buyer may reasonably request;

(c) permit Buyer, Stem, and their respective representatives to inspect Seller's leased premises and tangible personal property Assets; and

(d) otherwise cooperate and assist with Buyer's and Stem's investigation of Seller, the Assets, and the Assumed Liabilities.

7.2 **Seller's Business.** Until the Closing:

(a) Seller will conduct Seller's business only in the ordinary course of Seller's business;

(b) Seller will not change its accounting methods;

(c) Seller will not adopt, amend, terminate, or withdraw from any Employee Plan without the prior written consent of Buyer, which Buyer may not withhold unreasonably;

(d) Seller and Seller's Members will use their reasonable best efforts to preserve Seller's business organization and Seller's relations and goodwill with Seller's customers, suppliers, lessors, creditors, employees, agents, and other business relations;

(e) Seller will keep books of account and records that:

(1) are complete and accurate in all material respects;

(2) represent actual, bona fide transactions; and

(3) are maintained in accordance with sound business practices, including the maintenance of an adequate system of internal accounting methods;

(f) Seller will keep the tangible Assets in good repair and operating condition, reasonable wear and tear excepted;

(g) Seller will perform all of Seller's liabilities and obligations under all Contracts to which Seller is a party;

(h) Seller will maintain the insurance coverage under the policies that provide coverage to Seller as of the date of this Agreement;

(i) Seller will comply with all applicable Laws;

(j) Seller will not make any distributions or guaranteed payments to its members without the prior written consent of Buyer, which Buyer may not withhold unreasonably;

(k) Seller will not make any capital expenditure or series of related capital expenditures – as determined in accordance with generally accepted accounting principles – in excess of $7,500 without the prior written consent of Buyer, which Buyer may not withhold unreasonably;

(l) Seller will not increase the compensation of or pay any bonus to any member, manager, or officer other than increases and payments in the ordinary course of Seller's business;

(m) Seller will not incur or assume any obligation to pay money other than accounts payable, salaries, and similar current liabilities incurred in the ordinary course of Seller's business without the prior written consent of Buyer, which Buyer may not withhold unreasonably;

(n) Seller will not dissolve, and will not wind up or liquidate its business and affairs; and

(o) Seller will not enter into any transaction involving the sale of substantially all of Seller's assets, or the reorganization, recapitalization, consolidation, conversion, or merger of Seller.

7.3 Notification. Until the Closing, Seller and Seller's Members will promptly notify Buyer if Seller obtains Knowledge of:

(a) the occurrence of any event, occurrence, or development that has had, or that could reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Seller, Seller's business, results of operations, or condition (financial or otherwise), or the value of the Assets;

(b) any material adverse change in the financial condition of Seller;

(c) any material loss or damage with respect to any Asset with a value over $7,500, whether or not the loss or damage is covered by insurance;

(d) any breach by Seller of any representation or warranty in Section 4 or any breach by a Seller's Member of any representation or warranty in Section 5;

(e) the occurrence after the date of this Agreement of any fact or condition that would cause Seller or any Seller's Members to breach any of their respective representations or warranties in Section 4 or Section 5 if the representation or warranty were made as of the date of the occurrence;

(f) any breach by Seller and Seller's Members of any covenant in this Section 7; or

(g) any event that makes the satisfaction of any condition in Section 9 impossible or unlikely.

7.4 Financial Statements. Until the Closing, Seller will deliver to Buyer within 15 days after the end of each calendar month Seller's financial statements for the calendar month. The financial statements:

(a) will fairly present the financial condition and the results of operations, changes in shareholders' equity, and cash flow of Seller as at the dates and as of the periods specified;

(b) will have been prepared in accordance with GAAP;

(c) will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the financial statements; and

(d) will have been prepared in accordance with the books of account and records of Seller.

7.5 2016 and 2017 Audited Financials. Seller consents to Stem including Seller's 2016 and 2017 audited financial statements in the publicly-available documents that Stem is required to file with the SEC.

7.6 Removal of Excluded Assets. Before the Closing, Seller will remove the Excluded Assets from the facilities and other real property that Buyer will occupy after the Closing. Seller will remove the Excluded Assets in a manner that does not:

(a) damage any Asset or any facility or other real property that Buyer will occupy after the Closing; or

(b) disrupt the operation of Buyer's business after the Closing.

7.7 Transition of Employees. Before the Closing, and to be effective as of the close of business on the Closing Date, Seller will cooperate in delivering Buyer's employment offer letters to the employees of Seller who are on the list of employees that Buyer delivers to Seller under Section 8.3.

7.8 Exclusivity. Unless this Agreement is terminated:

(a) Seller and Seller's Members will negotiate exclusively with Buyer concerning the sale of the Assets;

(b) neither Seller nor any Seller's Member will, through any representative or otherwise:

(1) provide any information or make any proposal or request to any other person concerning an acquisition of substantially all of the Assets or shares of Seller, whether by sale, merger, consolidation, or otherwise; or

(2) solicit, discuss, consider, or accept any proposal or request from any other person concerning such an acquisition; and

(c) Seller and Seller's Members will promptly notify Buyer if Seller or any Seller's Member receives any proposal or request from any other person concerning an acquisition of substantially all of the Assets or shares of Seller, whether by sale, merger, consolidation, or otherwise.

7.9 Consents. Seller and Seller's Members will use their reasonable best efforts to obtain all consents, authorizations, and approvals that Seller and Seller's Members are required to obtain to close the Transaction. Seller and Seller's Members will cooperate with Buyer with respect to all consents, authorizations, and approvals that Buyer is required to obtain to close the Transaction and to conduct business immediately after the Transaction.

7.10 Conditions. Seller and Seller's Members will use their reasonable best efforts to cause the conditions in Section 9 to be satisfied.

SECTION 8 COVENANTS OF BUYER AND STEM BEFORE CLOSING

Buyer and Stem jointly and severally covenant to Seller and Seller's Members as follows:

8.1 Consents. Buyer and Stem will use their reasonable best efforts to obtain all consents, authorizations, and approvals that they are required to obtain to close the Transaction. Buyer and Stem will cooperate with Seller and Seller's Members with respect to all consents, authorizations, and approvals that Seller and Seller's Members are required to obtain to close the Transaction.

8.2 Conditions. Buyer and Stem will use their reasonable best efforts to cause the conditions in Section 10 to be satisfied.

8.3 Seller's Employees. No later than five business days before the Closing Date, Buyer will deliver to Seller a list of Seller's employees to whom Buyer desires to offer employment effective as of the day after the Closing Date. The employment offers to be delivered to such employees will include: (a) base salary or hourly wages which are no less than the base

salary or hourly wages set forth on Schedule 4.25; (b) target bonus opportunities, if any, which are no less than the target bonus opportunities set forth on Schedule 4.25; (c) retirement and welfare benefits that are no less favorable in the aggregate than those set forth on Schedule 4.25 or Schedule 4.26; and (d) severance benefits that are no less favorable than the respective severance plans and policies set forth on Schedule 4.25 or Schedule 4.26. Subject to Section 2.3(b) and Section 2.4, Buyer will recognize all service of such employees with Seller as if such service were with Buyer for vesting, eligibility, and accrual purposes under all Employee Plans. Seller acknowledges that each employee of Seller that is hired by Buyer the day after the Closing Date will be "at-will," and that Buyer may – subject to applicable Law and any written employment agreement between Buyer and such employee – terminate the relationship at any time for any reason or no reason.

SECTION 9 CONDITIONS TO BUYER'S CLOSING OBLIGATIONS

Buyer's obligation to close the Transaction is subject to the satisfaction of the following conditions:

9.1 Accuracy of Representations and Warranties.

(a) Subject to Section 9.1(b), each of Seller's and Seller's Members' representations and warranties in Section 4 and Section 5 must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date.

(b) Each of Seller's and Seller's Members' representations and warranties (as applicable), in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (Binding Obligation), Section 4.6 (Financial Statements), Section 4.16 (No Material Adverse Change), Section 4.21 (OLCC License), Section 4.29 (No Brokers or Finders), Section 4.30 (Nonforeign Person), Section 4.31 (Disclosure), Section 4.32 (Investment), Section 5.1 (Authority), and Section 5.2 (Binding Obligation) must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date.

9.2 Performance of Covenants. Seller and Seller's Members must have performed and complied with each of Seller's and Seller's Members' covenants in Section 7 in all material respects.

9.3 Closing Documents. Seller must have caused the following items to be delivered to Buyer:

(a) the items set forth in Section 11.2;

(b) for each lien, mortgage, pledge, security interest, or other encumbrance on an Asset on or after the date of this Agreement that is not a Permitted Closing Encumbrance, a release from the applicable secured party;

(c) a certificate of existence or good standing from the Secretary of State of Oregon dated not earlier than 5 days before the Closing Date, certifying as to the existence of Seller;

(d) any other documents that Buyer may reasonably request to evidence:

(1) the accuracy of Seller's and Seller's Members' representations and warranties in Section 4;

(2) Seller's and Seller's Members' performance of and compliance with Seller's and Seller's Members' covenants in Section 7; or

(3) the satisfaction of any condition in this Section 9.

9.4 OLCC License. The OLCC must have issued to Buyer a Marijuana Producer License (Tier II; Mixed) for the OLCC-Licensed Premises pursuant to OAR 845-025-1160(4) and OAR 845-025-1030.

9.5 Consents. The consents and approvals set forth on Schedule 9.5 must have been obtained.

9.6 No Governmental Orders or Legal Proceedings. There must be no outstanding Governmental Order against Buyer or Seller that has the effect of preventing, prohibiting, delaying, or imposing material limitations or conditions on the Closing. No Action must be pending or have been threatened against Buyer or Seller that:

(a) involves any challenge to or seeks any damages or other relief in connection with the Transaction; or

(b) may have the effect of prohibiting, delaying, or imposing material limitations or conditions on the Closing.

9.7 Employees. Buyer, Stem, or any affiliate or subsidiary of Buyer or Stem must have entered into an employment agreement with each Key Employee, in the forms attached as Exhibit B-1 and Exhibit B-2.

9.8 Inventories. Buyer and Seller must have taken a physical inventory of Seller's inventories on hand at the Closing. Seller's inventories on hand at the Closing must include no less than 50 pounds of usable marijuana.

9.9 Securities Laws. Stem must be reasonably satisfied that the issuance of the Shares to Seller complies with the Securities Act and all other applicable federal and state securities Laws.

SECTION 10 CONDITIONS TO SELLER'S CLOSING OBLIGATIONS

Seller's obligations to close the Transaction are subject to the satisfaction of the following conditions:

10.1 Accuracy of Representations and Warranties.

(a) Subject to Section 10.1(b), each of Buyer's and Stem's representations and warranties in Section 5 must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date.

(b) Each of Buyer's and Stem's representations and warranties in Section 6.1 (Organization), Section 6.2 (Authority), and Section 6.3 (Binding Obligation) must have been accurate in all respects as of the date of this Agreement and must be accurate in all respects as of the Closing Date.

10.2 Performance of Covenants. Buyer and Stem must have performed and complied with each of their covenants in Section 8 in all material respects.

10.3 Closing Documents. Buyer and Stem must have caused the following items to be delivered to Seller:

(a) the items set forth in Section 11.3;

(b) any other documents that Seller may reasonably request to evidence:

(1) the accuracy of Buyer's and Stem's representations and warranties in Section 5;

(2) Buyer's and Stem's performance of and compliance with their covenants in Section 8; or

(3) the satisfaction of any condition in this Section 10.

10.4 No Governmental Orders or Legal Proceedings. There must be no outstanding Governmental Order against Buyer, Stem, or Seller that has the effect of preventing, prohibiting, delaying, or imposing material limitations or conditions on the Closing. No Action must be pending or have been threatened against Buyer, Stem, or Seller that:

(a) involves any challenge to or seeks any damages or other relief in connection with the Transaction; or

(b) may have the effect of prohibiting, delaying, or imposing material limitations or conditions on the Closing.

SECTION 11 CLOSING

11.1 Closing. The Closing will take place at the offices of Emerge Law Group P.C. after the close of business on the last day of a normal Seller payroll period, after the satisfaction or waiver of all conditions to Closing, and no earlier than January 1, 2019, or at any other place or time that the parties may agree.

11.2 Obligations of Seller. Seller will deliver the following items to Buyer at the Closing:

(a) a bill of sale signed by Seller for the transfer of all of the tangible personal property Assets, in the form attached as Exhibit C;

(b) certificates of title signed by Seller for the transfer of each tangible personal property Asset, if ownership of the Asset is indicated by a certificate of title;

(c) an assignment of intellectual property rights agreement signed by Seller for the assignment of all of the intellectual property Assets, together with separate assignments signed by Seller for the assignment of each registered patent, copyright, trademark, tradename, and Internet domain name, in the forms attached as Exhibit D;

(d) an assignment and assumption agreement signed by Seller for the assignment of rights in connection with the Assumed Liabilities and for the assumption of the Assumed Liabilities, in the form attached as Exhibit E;

(e) such other deeds, bills of sale, certificates of title, assignments, and other documents that Buyer may reasonably request for the Transaction;

(f) an accredited investor questionnaire signed by Seller, in the form attached as Exhibit F;

(g) a nonforeign affidavit signed by Seller for purposes of Section 1445 of the Internal Revenue Code, in the form attached as Exhibit G;

(h) immediately available funds for prorated expenses with respect to the Assets and the Assumed Liabilities, if applicable, to the extent that the prorations can be made at the Closing;

(i) a certificate signed by Seller certifying to Buyer that:

(1) each of the representations and warranties set forth in Section 4 was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date; and

(2) Seller has performed and complied with each of the covenants set forth in Section 7 in all respects;

(j) a certificate signed by a manager of Seller certifying:

(1) that the articles of organization and operating agreement of Seller attached to the certificate are complete and accurate as of the Closing Date; and

(2) that the resolutions of the managers and members of Seller approving and authorizing the Transaction, copies of which are attached to the certificate, are in full force and effect as of the Closing Date; and

(k) possession of the Assets.

11.3 Obligations of Buyer and Stem. Buyer and Stem will deliver the following items to Seller at the Closing:

(a) immediately available funds in the amount of $350,000;

(b) the Promissory Note signed by Buyer and Stem, in the form attached as Exhibit A;

(c) all share certificates representing the Shares specified in Section 3.2(a)(3);

(d) an assignment and assumption agreement signed by Buyer for the assignment of rights in connection with the Assumed Liabilities and for the assumption of the Assumed Liabilities, in the form attached as Exhibit E;

(e) immediately available funds for prorated expenses with respect to the Assets and the Assumed Liabilities, if applicable, to the extent that the prorations can be made at the Closing; and

(f) a certificate signed by Buyer certifying to Seller that:

(1) each of the representations and warranties set forth in Section 5 was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date; and

(2) Buyer has performed and complied with each of the covenants set forth in Section 8 in all respects.

SECTION 12 COVENANTS OF SELLER AND SELLER'S MEMBERS AFTER CLOSING

Seller and Seller's Members jointly and severally covenant to Buyer as follows:

12.1 Excluded Liabilities. Seller will pay and perform the Excluded Liabilities in their entirety, provided that Seller will have the right to contest and compromise any Excluded Liability in Seller's reasonable discretion.

12.2 Employees. Within one business day after the Closing Date, Seller will pay to each employee that Buyer hires under Section 8.3 all of Seller's liabilities and obligations to the employee arising out or resulting from the employee's service as an employee of Seller through the close of business on the Closing Date, including but not limited to:

(a) prorated wages;

(b) unless the parties agree otherwise, to the extent earned as of the Closing Date, prorated bonuses; and

(c) the provision of health plan continuation coverage in accordance with the requirements of Section 4980B of the Code and Sections 601 through 608 of ERISA.

For the avoidance of doubt, Buyer will assume, and Seller will not pay, Seller's liabilities and obligations, measured as of the Closing, to pay accrued balances of paid time off for employees of Seller who are hired by Buyer at the Closing to the extent such employees and accrued balances are set forth on Schedule 4.25; *provided however*, that the assumption will occur by Buyer crediting such employees with all such accrued balances in accordance with ORS 652.140(6)(a).

12.3 Business Relations. For a period of six months after the Closing, Seller and Seller's Members will cooperate with Buyer in Buyer's efforts to preserve Buyer's relations and goodwill with the customers, suppliers, lessors, creditors, employees, agents, and other business relations of Seller that existed before the Closing.

12.4 Business Referrals. For a period of six months after the Closing, Seller and Seller's Members will refer to Buyer all customer and supplier inquiries that Seller or any Seller's Member receive in connection with the business associated with the Assets and the Assumed Liabilities.

12.5 No Disparagement. For a period of three years after the Closing, neither Seller nor any Seller's Member will make any disparaging statements about the Assets, Buyer, Stem or any present or future shareholder, director, officer, or representative of Buyer or Stem.

SECTION 13 COVENANTS OF BUYER AND STEM AFTER CLOSING

Buyer and Stem jointly and severally covenant to Seller and Seller's Members as follows:

13.1 EBITDA. Buyer and Stem will operate Buyer's business after the Closing Date in a manner substantially similar to the manner in which Seller operated Seller's business before the Closing Date or in accordance with Seller's business plan; *provided however*, that the parties

acknowledge that various industry and market forces may change and that Buyer may find it necessary or desirable to modify the manner in which Buyer and Stem are operating the business after the Closing Date or adopt changes to Seller's business plan. In any event, however, Buyer and Stem will not implement any business plan, enter into any transaction, or employee any decide for the purpose of minimizing the 2018 Actual EBITDA and 2019 Actual EBITDA.

13.2 Share Transfer. Stem will use reasonable efforts to consent to the transfer of the Shares from Seller to Seller's Members from time to time as may be requested by Seller and upon receipt of all required documents to effect the transfer, including but not limited to an opinion of counsel, without unreasonable or unnecessary expense or delay, and consistent with applicable state and federal securities laws.

SECTION 14 RESTRICTIVE COVENANTS

14.1 Noncompetition. During the Restrictive Period, the Managing Member will not – except as an employee of Seller before the Closing, and except as an employee or independent contractor of Buyer, Stem, or any affiliate or subsidiary of Buyer or Stem after the Closing – directly or indirectly advise, invest in, own, manage, operate, control, be employed by, provide services to, lend money to, guarantee any obligation of, lend the Managing Member's name to, or otherwise assist any person or business engaged in any Competitive Business anywhere in the United States of America.

14.2 Nonsolicitation of Employees. During the Restrictive Period, the Managing Member will not solicit any employee of Buyer, Stem, or any affiliate or subsidiary of Buyer or Stem to become an employee or independent contractor of Seller, the Managing Member, or any other person.

14.3 Reasonableness. The Managing Member acknowledges and agrees that each Restrictive Covenant is reasonable in scope and that the Restrictive Covenants afford a fair protection to the interests of Buyer and Stem.

14.4 Enforceability. The parties intend that each Restrictive Covenant be enforceable to the fullest extent permitted by law. If a Restrictive Covenant is determined to be unenforceable to any extent, the Restrictive Covenant will automatically be amended to the extent necessary to make it enforceable.

14.5 Breach. If the Managing Member breaches a Restrictive Covenant, the Restricted Period for all Restrictive Covenants will be extended by the duration of the breach.

14.6 No Employment Relationship. The Restrictive Covenant in Section 14.1 is made in the context of a business acquisition and are not made in the context of an employment relationship or contract. The parties acknowledge and intend that ORS 653.295(1) does not apply to Section 14.1.

SECTION 15 NONDISCLOSURE

15.1 Buyer's and Stem's Restrictions and Obligations. During Buyer's Nondisclosure Period:

(a) Buyer and Stem will not use Confidential Information for any purpose without Seller's specific prior written authorization, except Buyer and Stem may use Confidential Information:

(1) to consider and complete the Transaction; and

(2) to exercise Buyer's and Stem's rights under the Transaction Documents; and

(b) Buyer and Stem will not disclose Confidential Information to any person without Seller's specific prior written authorization, except Buyer and Stem may disclose Confidential Information:

(1) on a need-to-know basis, to Representatives of Buyer and Stem who are informed by Buyer and Stem of the confidential nature of the Confidential Information and the obligations of Buyer and Stem under this Agreement; or

(2) in accordance with a judicial or other governmental order, but only if Buyer and Stem promptly notify Seller of the order and comply with any applicable protective or similar order.

15.2 Seller and Seller's Members' Restrictions and Obligations. During Seller's Nondisclosure Period:

(a) neither Seller nor any Seller's Member will use Confidential Information for any purpose without Buyer's or Stem's specific prior written authorization, except Seller and Seller's Members may use Confidential Information:

(1) to operate Seller's business in the ordinary course of Seller's business before the Closing Date; or

(2) to consider and complete the Transaction; and

(3) to exercise Seller's and Seller's Members' rights under the Transaction Documents; and

(b) neither Seller nor any Seller's Member will disclose Confidential Information to any person without Buyer's or Stem's specific prior written authorization, except Seller and Seller's Members may disclose Confidential Information:

(1) on a need-to-know basis, to their respective Representatives who are informed by them of the confidential nature of the Confidential Information and the obligations of Seller and Seller's Members under this Agreement;

(2) on a need-to-know basis, to exercise Seller's and Seller's Members' rights under the Transaction Documents; or

(3) in accordance with a judicial or other governmental order, but only if Seller promptly notifies Buyer of the order and complies with any applicable protective or similar order.

15.3 Exceptions. A party will not breach Section 15.1 or Section 15.2 by using or disclosing Confidential Information if the party demonstrates that the information used or disclosed:

(a) is generally available to the public other than as a result of a disclosure by the party;

(b) was received by the party from another person without any limitations on use or disclosure, but only if the party had no reason to believe that the other person was prohibited from using or disclosing the information by a contractual or fiduciary obligation; or

(c) was independently developed by the party without using Confidential Information.

SECTION 16 INDEMNIFICATION

16.1 Survival. All representations, warranties, covenants, and other obligations in this Agreement and all other agreements and documents relating to the Transaction will survive the Closing.

16.2 Seller's Indemnification. If the Closing occurs, and subject to the provisions of this Section 16, Seller will defend and indemnify Buyer, Stem, and each present and future shareholder, director, officer, and representative of Buyer or Stem for, from, and against any and all claims, actions, proceedings, damages, liabilities, and expenses of every kind, whether known or unknown, including but not limited to reasonable attorney's fees, resulting from or arising out of:

(a) Seller's breach of any representation, warranty, covenant, or other obligation of Seller in this Agreement or any other agreement or document relating to the Transaction; or

(b) any Excluded Liability.

16.3 Seller's Members' Indemnification. If the Closing occurs, and subject to the provisions of this Section 16, Seller's Members will jointly and severally defend and indemnify Buyer, Stem, and each present and future shareholder, director, officer, and representative of Buyer or Stem for, from, and against any and all claims, actions, proceedings, damages, liabilities, and expenses of every kind, whether known or unknown, including but not limited to reasonable attorney's fees, resulting from or arising out of:

(a) any Seller's Member's breach of any representation, warranty, covenant, or other obligation of any Seller's Member in this Agreement or any other agreement or document relating to the Transaction;

(b) Seller's breach of any representation, warranty, covenant, or other obligation of Seller in this Agreement or any other agreement or document relating to the Transaction; *provided however*, that the indemnification obligations of Seller's Members under this Section 16.3(b) will apply only if Seller distributes any of the consideration set forth in Section 3.2(a)(3), Section 3.2(b), Section 3.2(c), or Section 3.2(d) (or the proceeds of such consideration) to any one or more Seller's Members, and then only to the extent of the value of such consideration (or the amount of such proceeds).

(c) any Excluded Liability.

16.4 Limitations on Seller's and Seller's Members' Liability.

(a) If the Closing occurs, and subject to Section 16.4(b), Seller and Seller's Members will have no liability to Buyer or any other person for indemnification or otherwise with respect to:

(1) any claim relating to this Transaction, unless Buyer notifies Seller of the claim and specifies in reasonable detail the facts giving rise to the claim within 18 months after the Closing Date;

(2) claims relating to this Transaction, unless the aggregate liability for such claims exceeds $25,000, and then only to the extent that the aggregate liability for such claims exceeds $25,000; or

(3) claims relating to this Transaction, to the extent that Seller's and Seller's Members' aggregate liability for all such claims (excluding liability for an Indemnified Person's attorney's fees and other fees, costs, and expenses under this Section 16 or Section 21.14) exceeds $1,000,000.

(b) The limitations on Seller's and Seller's Members' liability in this Section 16.4 will not apply with respect to a claim that arises out of or results from:

(1) Seller's failure to pay or perform any Excluded Liability;

(2) a breach of any representation and warranty in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.3 (Binding Obligation), Section 4.5 (Capitalization); Section 4.13 (Title to Assets), Section 4.14 (Taxes), Section 4.21 (OLCC License), Section 4.26 (Employee Benefits), Section 4.27 (Environmental), Section 4.29 (No Brokers or Finders), Section 4.30 (Nonforeign Person), Section 4.32 (Investment), or Section 5 (Representations and Warranties of Seller's Members);

(3) a breach of any representation or warranty in Section 4 or Section 5 if Buyer demonstrates that Seller or any Seller's Member fraudulently breached the representation;

(4) a breach of any covenant in Section 7, if Buyer demonstrates that Seller or any Seller's Member breached the covenant intentionally or in bad faith; or

(5) a breach of any post-Closing covenant of Seller or any Seller's Member.

16.5 Buyer's and Stem's Indemnification. If the Closing occurs, and subject to the provisions of this Section 16, Buyer and Stem will defend and indemnify Seller for, from, and against any and all claims, actions, proceedings, damages, liabilities, and expenses of every kind, whether known or unknown, including but not limited to reasonable attorney's fees, resulting from or arising out of:

(a) Buyer's or Stem's breach of any representation, warranty, covenant, or other obligation of Buyer or Stem in this Agreement or any other agreement or document relating to the Transaction; or

(b) any Assumed Liability.

16.6 Limitations on Buyer's and Stem's Liability.

(a) If the Closing occurs, and subject to Section 16.6(b), Buyer and Stem will have no liability to Seller or any other person for indemnification or otherwise with respect to:

(1) any claim relating to this Transaction, unless Seller notifies Buyer of the claim and specify in reasonable detail the facts giving rise to the claim within 18 months after the Closing Date;

(2) claims relating to this Transaction, unless the aggregate liability for such claims exceeds $25,000, and then only to the extent that the aggregate liability for such claims exceeds $25,000; or

(3) claims relating to this Transaction, to the extent that Buyer's and Stem's aggregate liability for all such claims exceeds $1,000,000.

(b) The limitations on Buyer's and Stem's liability in this Section 16.6 will not apply with respect to a claim that arises out of or results from:

(1) a breach of any representation or warranty in Section 6.1 (Organization), Section 6.2 (Authority), and Section 6.3 (Binding Obligation); or

(2) a breach of any post-Closing covenant of Buyer or Stem.

16.7 Direct Claims. If an Indemnified Person notifies an Indemnifying Party of a direct claim by the Indemnified Person for which the Indemnifying Party has liability under this Section 16, the Indemnifying Party will pay the claim – or cause the claim to be paid – within 30 days after the delivery of the Indemnified Person's notice containing reasonably sufficient information about the claim, the evidence supporting the claim, and the amount of the claim.

16.8 Third-Party Claims.

(a) If an Indemnified Person receives a written claim by a third party that is subject to the indemnification provisions in this Section 16, the Indemnified Person will promptly notify the Indemnifying Party of the claim. The notice will include a copy of all correspondence relating to the claim that the Indemnified Person received from the third party.

(b) The Indemnifying Party may elect to control the defense of the third-party claim by notifying the Indemnified Person within 10 days after the delivery of the Indemnified Person's notice. The election will conclusively establish that the claim is subject to the indemnification provisions in this Section 16.

(c) The Indemnified Person may object to the Indemnifying Party's election to control the defense of the third-party claim by notifying the Indemnifying Party within 10 days after the delivery of the Indemnifying Party's notice, but only if:

(1) the Indemnified Person reasonably determines that the Indemnifying Party does not have the financial ability to diligently defend the claim;

(2) the claim is also made against the Indemnifying Party and the Indemnified Person reasonably determines that joint representation of the Indemnifying Party and the Indemnified Person would be inappropriate; or

(3) the Indemnified Person reasonably determines that the claim may result in non-monetary damages that may materially and adversely affect the Indemnified Person.

(d) If the Indemnifying Party elects to control the defense of the third-party claim and the Indemnified Person does not object to the election:

(1) the Indemnifying Party will control the defense of the claim and diligently defend the claim, with counsel reasonably satisfactory to the Indemnified Person;

(2) the Indemnified Person may participate in the defense of the claim, at the Indemnified Person's own cost and expense; and

(3) the Indemnifying Party may settle the claim:

(A) with the consent of the Indemnified Person, which the Indemnified Person may not withhold unreasonably; or

(B) without the consent of the Indemnified Person, but only if:

(i) the settlement does not contain any finding of any violation by the Indemnified Person of any applicable law or any right of any person;

(ii) the settlement expressly states that the Indemnified Person is not admitting to any such violation; and

(iii) the only relief provided in the settlement is for monetary damages that are – subject to the provisions of this Section 16 – paid in full by the Indemnifying Party.

(e) If the Indemnifying Party does not elect to control the defense of the third-party claim, or if the Indemnifying Party elects to control the defense of the claim and the Indemnified Person objects to the election under Section 16.8(c):

(1) the Indemnified Person will control the defense of the claim and diligently defend the claim, with counsel reasonably satisfactory to the Indemnifying Party;

(2) the Indemnifying Party may participate in the defense of the claim, at the Indemnifying Party's own cost and expense; and

(3) the Indemnified Person may settle the claim:

(A) with the consent of the Indemnifying Party, which the Indemnifying Party may not withhold unreasonably; or

(B) without the consent of the Indemnifying Party, but only if:

(i) the settlement does not contain any finding of any violation by the Indemnifying Party of any applicable law or any right of any person;

(ii) the settlement expressly states that the Indemnifying Party is not admitting to any such violation; and

(iii) the only relief provided in the settlement is for monetary damages.

(f) In any third-party claim that is subject to the indemnification provisions in this Section 16, the Indemnifying Party and the Indemnified Person will:

(1) keep each other fully informed of the status of the claim;

(2) cooperate with each other with respect to the defense of the claim; and

(3) attempt to preserve in full any attorney-client and work-product privileges and the confidentiality of any confidential information.

16.9 Strict Liability and Negligence. The indemnification provisions in this Section 16 will be enforceable with respect to a matter even if the Indemnified Person was negligent with respect to the matter, and even if the Indemnified Person is strictly liable with respect to the matter under applicable law.

16.10 Limitations on Liability. In no event shall any Indemnifying Party be liable to any Indemnified Person for any punitive, consequential, special, or indirect damages, except to the extent payable to a third party.

16.11 Sole and Exclusive Remedy. If the Closing occurs, except as otherwise provided in Section 3.4(c), Section 18, or Section 21.14, the indemnification provisions in this Section 16 will be the sole and exclusive remedy available to an Indemnified Person with respect to any claim that relates to this Transaction.

16.12 Limitation on Liability if Closing Does Not Occur. If the Closing does not occur:

(a) Seller and Selling Members will have no liability to Buyer or Stem with respect to claims relating to this Transaction, to the extent that Seller's and Selling Members' aggregate liability for any and all claims (excluding liability for Buyer's and Stem's attorney's fees and other fees, costs, and expenses under Section 21.14) exceeds $1,000,000; and

(b) Buyer and Stem will have no liability to Seller or any Selling Member with respect to claims relating to this Transaction, to the extent that Buyer's and Stem's aggregate liability for any and all claims (excluding liability for Seller's or any Selling Member's attorney's fees and other fees, costs, and expenses under Section 21.14) exceeds $1,000,000.

SECTION 17 TERMINATION

17.1 Termination. This Agreement will terminate upon the earliest to occur of the following:

(a) upon the written agreement of Buyer and Seller before the Closing;

(b) upon notice by Buyer to Seller before the Closing, if:

(1) any condition set forth in Section 9 has not been satisfied or waived on or before the date set forth in Section 11.1, unless the satisfaction of the condition did not occur because Buyer or Stem materially breached this Agreement;

(2) the satisfaction of any condition set forth in Section 9 on or before the date set forth in Section 11.1 becomes impossible or commercially impracticable because Buyer or Stem materially breached this Agreement; or

(3) the Closing has not occurred on or before the Drop-Dead Date, unless the Closing has not occurred because Buyer or Stem materially breached this Agreement;

(c) upon notice by Seller to Buyer before the Closing, if:

(1) any condition set forth in Section 10 has not been satisfied or waived on or before the date set forth in Section 11.1, unless the satisfaction of the condition did not occur because Seller materially breached this Agreement;

(2) the satisfaction of any condition set forth in Section 10 on or before the date set forth in Section 11.1 becomes impossible or commercially impracticable because Seller materially breached this Agreement; or

(3) the Closing has not occurred on or before the Drop-Dead Date, unless the Closing has not occurred because Seller materially breached this Agreement;

(d) upon notice by Buyer to Seller before the Closing, if Seller materially breaches this Agreement and fails to cure the breach within 15 days after Buyer notifies Seller of the breach; and

(e) upon notice by Seller to Buyer before the Closing, if Buyer or Stem materially breaches this Agreement and fails to cure the breach within 15 days after Seller notifies Buyer of the breach.

17.2 Effect of Termination. If this Agreement is terminated under Section 17.1:

(a) the Surviving Provisions will survive the termination of this Agreement; and

(b) except for the obligations of the parties under the Surviving Provisions, all obligations of the parties under this Agreement will terminate.

17.3 Sole and Exclusive Remedy. If this Agreement is terminated under Section 17.1(a), Section 17.1(b), or Section 17.1(c), no party will be liable to any other party for a breach of this Agreement or otherwise, except that the parties will be liable for breaches of the Surviving Provisions, regardless of whether such breaches occur before or after the termination of this Agreement.

SECTION 18 EQUITABLE RELIEF

The parties acknowledge that the remedies available at law for any breach of this Agreement may, by their nature, be inadequate. Accordingly, each party may obtain injunctive relief or other equitable relief to restrain a breach or threatened breach of this Agreement or to specifically enforce this Agreement, without proving that any monetary damages have been sustained.

SECTION 19 ANNOUNCEMENTS

Seller and Buyer will consult and cooperate with each other concerning the timing and manner of the announcements of the Transaction to Seller's employees, customers, suppliers, and other business relations. Upon Buyer's request, Seller will permit Buyer to be present at any such announcement to groups of Seller's employees other than individual discussions with Key Employees or members of Seller's senior leadership team. Any public announcements with respect to the Transaction or this Agreement will be made, if at all, at such time and in such manner as Buyer determines.

SECTION 20 EXPENSES

Except as otherwise provided in this Agreement, each party will bear the party's own fees, costs, and expenses incurred in connection with the Transaction, including but not limited to the preparation, negotiation, signing, and performance of this Agreement and the other agreements and documents relating to the Transaction. Buyer and Stem, jointly and severally, will be solely responsible for paying all fees charged by the OLCC in connection with obtaining the Marijuana Producer License specified in Section 9.4.

SECTION 21 GENERAL

21.1 Guaranty. Stem absolutely, unconditionally, and irrevocably guarantees, as primary obligor and not merely as surety, the punctual payment and performance, when due, of the liabilities and obligations of Buyer under this Agreement or otherwise relating to the Transaction.

21.2 Time of Essence. Time is of the essence with respect to all dates and time periods in this Agreement.

21.3 No Assignment. No party may assign or delegate any of the party's rights or obligations under this Agreement to any person without the prior written consent of the other parties, which the other parties may withhold in their sole discretion; *provided however*, that Buyer may assign any or all of Buyer's rights under this Agreement to Stem or any Stem Affiliate upon notice to Seller, provided that such assignment does not jeopardize or unreasonably delay the issuance of the Marijuana Producer License in Section 9.4.

21.4 Binding Effect. This Agreement will be binding on the parties and their respective heirs, personal representatives, successors, and permitted assigns, and will inure to their benefit.

21.5 Amendment. This Agreement may be amended only by a written agreement signed by each party.

21.6 Notices. All notices or other communications required or permitted by this Agreement:

(a) must be in writing;

(b) must be delivered to the parties at the addresses set forth below, or any other address that a party may designate by notice to the other parties; and

(c) are considered delivered:

(1) upon actual receipt if delivered personally or by a nationally recognized overnight delivery service;

(2) at the end of the third business day after the date of deposit in the United States mail, postage pre-paid, certified, return receipt requested; or

(3) if delivered by e-mail or facsimile transmission to the facsimile number as provided set forth below, be deemed given upon receipt.

To Buyer and Stem:	To Seller and Seller's Members:
________________	________________
________________	________________
________________	________________
Attn: __________	Attn: __________
Email: __________	Email: __________
Facsimile: __________	Facsimile: __________
With a copy to:	With a copy to:
Emerge Law Group P.C.	________________
805 SW Broadway, Suite 2400	________________
Portland, OR 97205	________________
Attn: Dave Kopilak	Attn: __________
Email: dave@emergelawgroup.com	Email: __________
Facsimile: 503.200.1124	Facsimile: __________

21.7 Waiver. No waiver will be binding on a party unless it is in writing and signed by the party making the waiver. A party's waiver of a breach of a provision of this Agreement will not be a waiver of any other provision or a waiver of a subsequent breach of the same provision.

21.8 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future Laws, and if the rights or obligations of any party under this Agreement are not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by the provision's severance from this Agreement. Unless modifying or disregarding the unenforceable provision would result in a failure of an essential purpose of this Agreement, by holding the entire Agreement unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

21.9 Further Assurances. The parties will sign other documents and take other actions reasonably necessary to further effect and evidence this Agreement.

21.10 No Third-Party Beneficiaries. The parties do not intend to confer any right or remedy on any third party.

21.11 Attachments. Any exhibits, schedules, and other attachments referenced in this Agreement are part of this Agreement.

21.12 Governing Law. This Agreement is governed by the laws of the State of Oregon, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing this Agreement.

21.13 Arbitration.

(a) Except as otherwise provided in Section 3.4(c) and Section 21.13(e), any dispute, controversy, or claim arising out of the subject matter of this Agreement will be settled by arbitration before a single arbitrator in Portland, Oregon.

(b) If the parties agree on an arbitrator, the arbitration will be held before the arbitrator selected by the parties. If the parties do not agree on an arbitrator, each party will designate an arbitrator and the arbitration will be held before a third arbitrator selected by the designated arbitrators. Each arbitrator will be an attorney knowledgeable in the area of business law.

(c) The arbitration will be conducted in accordance with the procedures set forth in ORS 36.600 through ORS 36.740.

(d) The resolution of any dispute, controversy, or claim as determined by the arbitrator will be binding on the parties. Judgment on the award of the arbitrator may be entered by any party in any court having jurisdiction.

(e) A party may seek from a court an order to compel arbitration, or any other interim relief or provisional remedies pending an arbitrator's resolution of any dispute, controversy, or claim. Any such action, suit, or proceeding – or any action, suit, or proceeding to confirm, vacate, modify, or correct the award of the arbitrator – will be litigated in courts located in Multnomah County, Oregon.

(f) For the purposes set forth in Section 21.13(e), each party consents and submits to the jurisdiction of any local, state, or federal court located in Multnomah County, Oregon.

21.14 Attorney's Fees. If any arbitration or litigation is instituted to interpret, enforce, or rescind this Agreement, including but not limited to any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party's reasonable attorney's fees and other fees, costs, and expenses of every kind, including but not limited to the costs and disbursements specified in ORCP 68 A(2), incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

21.15 Entire Agreement. This Agreement contains the entire understanding of the parties regarding the subject matter of this Agreement and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Agreement.

21.16 Construction. Each party acknowledges that this is an important legal document and that each party has had an opportunity to consult legal counsel regarding its effect and the consequences of executing it. Each party covenants that in the interpretation and construction of this Agreement, no inference or interpretation may be drawn against any party that drafted this Agreement or any portion thereof by reason of such draftsmanship.

21.17 Signatures. This Agreement may be signed in counterparts. An electronic transmission of a signature page will be considered an original signature page. At the request of a party, each other party will confirm an electronically-transmitted signature page by delivering an original signature page to the requesting party.

[signature pages to follow]

Dated effective as of the date set forth in the preamble.

Buyer:

Stem Holdings Oregon, Inc.

Adam Berk

By: Adam Berk
Its: President

Stem:

Stem Holdings, Inc.

Adam Berk

By: Adam Berk
Its: President

Seller:

Yerba Oregon, LLC

Preston Greene

By: Preston Clarence Greene
Its: Member

Seller's Members:

Preston Greene

Preston Clarence Greene

Rick McClish

Glenn R. McClish

Michael McClish

Michael McClish

Larry D. Heitman

Larry D. Heitman

APPENDIX A

Definitions

"**2018 Actual EBITDA**" means the EBITDA during the period beginning on January 1, 2018 and ending on December 31, 2018, as determined under Section 3.4.

"**2018 Actual EBITDA Multiple**" means the product of: (a) the 2018 Actual EBITDA; *multiplied by* (b) 5.0.

"**2018 EBITDA True-Up Amount**" means the amount, if any, by which: (a) the 2018 Actual EBITDA Multiple; *exceeds* (b) the amount set forth in Section 3.1(a)(1).

"**2019 Actual EBITDA**" means the EBITDA during the period beginning on January 1, 2019 and ending on December 31, 2019, as determined under Section 3.4.

"**2019 Actual EBITDA Multiple**" means the product of: (a) the 2019 Actual EBITDA; *multiplied by* (b) 2.5.

"**2019 EBITDA True-Up Amount**" means the amount, if any, by which: (a) the 2019 Actual EBITDA Multiple; *exceeds* (b) the amount set forth in Section 3.1(b)(1).

"**Action**" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"**Assets**" means the assets described in Section 2.1.

"**Assumed Liabilities**" meaning the liabilities described in Section 2.3.

"**Buyer's Nondisclosure Period**" means the period beginning on the date of this Agreement and ending: (a) on the Closing Date, if the Closing occurs; or (b) two years after the date this Agreement is terminated, if the Closing does not occur.

"**Cause**" has the meaning ascribed to it in the form of employment agreement attached as Exhibit B-1 (regardless of whether such employment agreement is amended or terminated after the Closing).

"**Closing**" means the closing of the Transaction.

"**Closing Date**" means the date on which the Closing takes place.

"**Closing Date Balance Sheet**" means an unaudited balance sheet of Seller as at the Closing Date.

"**Code**" means the Internal Revenue Code of 1986.

"**Competitive Business**" means: (a) any business that produces, processes, or sells marijuana, marijuana edibles, marijuana concentrates, marijuana extracts, or any other marijuana product anywhere in the United States of America; and (b) any business that consults or otherwise assists any business described in clause (a).

"**Confidential Information**" means all information that is known to be, or reasonably should have been known to be treated as confidential related to: (a) Seller or Seller's business, including but not limited to business models, customer and supplier lists, marketing plans, financial and technical information, trade secrets, know-how, ideas, designs, drawings, specifications, techniques, programs, systems, processes, and computer software; or (b) the Transaction, including but not limited to the terms and conditions of the Transaction Documents.

"**Contract**" means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture, and any other agreement, commitment, and legally binding arrangement, whether written or oral.

"**Drop-Dead Date**" means March 31, 2019.

"**EBITDA**" means, with respect to Seller's business (before the Closing) and Buyer's business (after the Closing), as applicable, earnings from operations before interest, taxes, depreciation, and amortization, as determined from financial statements prepared in accordance with generally accepted accounting principles as consistently applied by Stem, and in accordance with the following: (a) extraordinary items of gain or loss will not be included; (b) gains, losses, or profits from the sale of any assets other than in the ordinary course of the business will not be included; (c) no deduction will be made for any management fees or general overhead expenses charged by Buyer to the Assets and the Assumed Liabilities; (d) no deduction will be made for fees, costs, and expenses incurred in connection with the Transaction, including but not limited to the preparation, negotiation, signing, and performance of this Agreement and the other agreements and documents relating to the Transaction; and (e) any transactions between Seller (before the Closing) or Buyer (after the Closing) and their respective affiliates will be adjusted to reflect the amount that would have been realized or paid in an arm's-length commercial transaction.

"**EBITDA Period**" means each of: (a) calendar year 2018; and (b) calendar year 2019.

"**Employee Plan**" means any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off , medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of Seller or any spouse or dependent of such individual, or under which Seller has or may have any Liability, or with respect to which Buyer or any of its affiliates would reasonably be expected to have any liability, contingent or otherwise.

"**Employment Event**" means, with respect to the Managing Member's employment relationship with Stem or any Stem Affiliate after the Closing Date: (a) the Managing Member voluntarily terminates the Managing Member's employment with Stem or the Stem Affiliate without Good Reason; or (b) Stem or the Stem Affiliate terminates the Managing Member's employment for Cause.

"**Encumbrance**" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"**Environmental Law**" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup of pollution) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water, or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Material.

"**Environmental Permit**" means any license, permit, franchise, approval, authorization, registration, certificate, variance, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by, or made by any Governmental Authority pursuant to any Environmental Law.

"**ERISA**" means the Employee Retirement Income Security Act of 1974, as amended.

"**ERISA Affiliate**" means any employer (whether or not incorporated) that would be treated together with Seller or any of Seller's affiliates as a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA.

"**Excluded Assets**" means the assets described in Section 2.2.

"**Excluded Liabilities**" means the liabilities described in Section 2.4.

"**GAAP**" means United States generally accepted accounting principles in effect from time to time.

"**Good Reason**" means, with respect to the Managing Member's employment relationship with Stem after the Closing Date, (a) if Stem materially breaches an employment agreement between the Managing Member and Stem and fails to cure the breach within 30 days after the Managing Member notifies Stem of the breach; (b) a material adverse change in the Managing Member's title, authority, duties, responsibilities, or work location; or (c) a material adverse change in the reporting structure applicable to the Managing Member.

"**Governmental Authority**" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"**Governmental Order**" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"**Hazardous Material**" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

"**Indemnified Person**" means a person entitled to indemnity from an Indemnifying Party under Section 16.

"**Indemnifying Party**" means a party obligated to indemnify an Indemnified Person under under Section 16.

"**Intellectual Property Registration**" means an intellectual property asset of Seller that is subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

"**Key Employees**" means: (a) Preston Clarence Greene; and (b) Laura Rivero.

"**Knowledge**" means, with respect to Seller: (a) the actual knowledge of any Seller's Member or any Key Employee; and (b) any knowledge that any of them would have obtained if each of them had conducted a reasonably comprehensive investigation of the relevant matter.

"**Law**" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority; *provided however*, that for purposes of whether a party has complied with applicable Laws, the term "Law" does not include any provision of the federal Controlled Substances Act (or any other federal statute the violation of which would not have occurred but for the fact that marijuana is a controlled substance under the federal Controlled Substances Act) to the extent that the applicable act or omission by the party does not violate Oregon law.

"**License**" means any license, permit, franchise, approval, authorization, registration, certificate, variance, or similar right obtained, or required to be obtained, from any Governmental Authority, including but not limited to the OLCC License and any Environmental Permit.

"**Managing Member**" means Preston Clarence Greene.

"**Most Recent Balance Sheet**" means the most recent balance sheet of Seller that Seller delivers to Buyer under this Agreement.

"**OLCC**" means the Oregon Liquor Control Commission, or any renamed or successor agency.

"**OLCC License**" means the Marijuana Producer License (RECORD ID # 020 10000662000) issued to Seller by the OLCC for the OLCC-Licensed Premises.

"**OLCC-Licensed Premises**" means 30300 SW Laurel Road, Hillsboro, OR 97123.

"**Oregon Marijuana Laws**" means: (a) ORS Chapter 475B; (b) OAR Chapter 845 Division 25; and (c) OAR Chapter 333, Division 7.

"**Permitted Closing Encumbrance**" means: (a) any lien, mortgage, pledge, security interest, or other encumbrance arising by operation of law for Taxes, assessments, or government charges not yet due; (b) any statutory lien or encumbrance for services or materials arising in the ordinary course of Seller's business for which payment is not yet due; and (c) any nonconsensual lien or encumbrance incurred or deposits made in the ordinary course of Seller's business for workers' compensation and unemployment insurance and other types of social security.

"**Promissory Note**" means the promissory note described in Section 3.2(a)(2).

"**Related Person** means, with respect to an individual: (a) the individual's spouse or domestic partner; (b) the individual's parent, sibling, or child; (c) any person that is directly or indirectly

controlled by the individual or one of the other individuals in clause (a) or (b); and (d) any person in which the individual or one of the other individuals in clause (a) or (b) holds – individually or in the aggregate – 10% or more of the shares or other ownership interests.

"**Representatives**" means directors, officers, managers, employees, subcontractors, agents, consultants, advisors, and authorized representatives.

"**Restrictive Covenant**" means the restrictions set forth in Section 14.1 and Section 14.2.

"**Restrictive Period**" means the period beginning on the date of this Agreement and ending on: (a) three years after the Closing Date, if the Closing occurs; and (b) on the date this Agreement is terminated, if the Closing does not occur.

"**SEC**" means the United States Securities and Exchange Commission.

"**Securities Act**" means the Securities Act of 1933, as amended.

"**Seller's Nondisclosure Period**" means the period beginning on the date of this Agreement and ending: (a) two years after the Closing Date, if the Closing occurs; or (b) on the date this Agreement is terminated, if the Closing does not occur.

"**Shares**" means any shares of Stem that Seller receives under Section 3.2.

"**Stem Affiliate**" means any present or future entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Stem.

"**Surviving Provisions**" means Section 1, Section 15, Section 17, Section 18, Section 20, and Section 21.

"**Transaction**" means the purchase and sale of the Assets and the assignment and assumption of the Assumed Liabilities provided for in this Agreement.

"**Transaction Documents**" means this Agreement and the other agreements, instruments and documents required by this Agreement to be delivered at or before the Closing.

"**Year-End Balance Sheet**" means the balance sheet of Seller dated as at December 31, 2017.